Unocal Corporation
				2141 Rosecrans Avenue
				Suite 4000
				El Segundo, California  90245
				Telephone (310) 726-7651
				Facsimile (310) 726-7815

                 Unocal [Logo]


Dennis P.R. Codon
Vice President, Chief Legal Officer
And General Counsel

                                April 21, 1998


[Name and Address Here]

	Re:	Unocal's Annual Meeting June 1, 1998

Dear [name here]:

	Since your organization is a substantial investor in the Common Stock of Unocal Corporation, I am enclosing with this letter a copy of the proxy statement and annual report for the upcoming Annual Meeting of Stockholders, to be held on Monday, June 1, 1998. Knowing that your shares are held through a custodian and that the normal path of distribution of these items could result in some delay, I thought you would appreciate receiving your personal copy of the materials at the same time they are being sent to holders of record.

	We would welcome the opportunity to personally discuss the proxy statement items with you, and we will be contacting you shortly in this regard. In particular, we would like to answer any questions you may have regarding the 1998 Management Incentive Program. Unocal is in the forefront of innovative compensation in the petroleum industry with the use of performance options for senior executives. The performance options are high-risk and will be a significant part of senior management compensation. They will more closely align the interests of senior management with those of our stockholders as they offer rewards only if the Company achieves exceptional returns.

        The strike price for the initial grants of performance options will be the higher of $50 per share or 133-1/3 percent of the average Unocal Common Stock price for the period January
26, 1998 to May 29, 1998. The options are not exercisable until March 2001, the end of the performance period, and they become exercisable only if Unocal's stock price is at or above the strike price for 10 out of 20 consecutive trading days during the performance period, or the comparative return to stockholders places Unocal in the top quartile of its peer group companies for the performance period; otherwise, they are forfeited.

[name here]
April 21 1998
Page 2


	A total of 8.25 million shares are to be approved for the Program. Of that total, performance options for 3 million shares have been granted to senior executives, subject to stockholder approval, and 500,000 shares will be available for future grants. Of the remaining 4.75 million shares, no more than 1.75 million shares will be granted for restricted stock or performance shares. Unocal currently has 241.3 million shares outstanding and 4.6 million shares reserved for outstanding grants under the previous Management Incentive Program.

	We look forward to talking with you soon.

						Regards,


						/s/ Dennis P.R. Codon